FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2004

Commission file number 1-12579

OGE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	73-1481638 (I.R.S. Employer Identification No.)

321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of principal executive offices)
(Zip Code)

405-553-3000
(Registrant’s telephone number, including area code)

Item 12. Results of Operations and Financial Condition

        OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 728,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

        On August 4, 2004, the Company issued a press release describing the Company’s consolidated financial results for the quarter ended June 30, 2004, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported earnings of $0.44 per share for the second quarter of 2004, compared with $0.41 per share for the second quarter of 2003. Net income was higher as a result of improved financial performance both at Enogex and OG&E. The improvement at both subsidiaries enabled the Company to overcome the effect of dilution, which was an 11 percent increase in the number of shares outstanding, to post higher earnings per share compared to last year. For further information, see the press release attached as Exhibit 99.01.

        OG&E posted earnings of $0.34 per share in the second quarter, compared with earnings of $0.35 per share for the second quarter of 2003. Enogex posted earnings of $0.13 per share in the second quarter, compared with earnings of $0.10 per share for the second quarter of 2003. The holding company posted a loss of $0.03 per share in the second quarter, compared to a loss of $0.04 per share for the second quarter of 2003.

Item 7. (c) Exhibits

Exhibit Number	Description
99.01	Press release dated August 4, 2004, announcing OGE Energy Corp. Announces 2nd Quarter Results.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP. (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

August 4, 2004

Exhibit 99.01

OGE Energy Corp. Announces 2nd Quarter Results

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc., today reported earnings of $0.44 per share for the three months ended June 30, 2004, compared with $0.41 per share for the second quarter of 2003.

Net income was higher as a result of improved financial performance both at Enogex, OGE Energy’s natural gas pipeline subsidiary, and at OG&E, the company’s regulated electric utility. The improvement at both subsidiaries enabled OGE Energy to overcome the effect of dilution – an 11 percent increase in average common shares outstanding – to post higher earnings per share compared to last year.

OG&E’s results contributed earnings of $0.34 per share in the second quarter, compared with $0.35 per share in the year-ago quarter. Enogex recorded earnings of $0.13 per share, up from $0.10 per share in the second quarter last year. The holding company, which primarily has interest expense but no operating revenue, posted a loss of $0.03 per share, compared to a loss of $0.04 per share in the second quarter of 2003.

“We are pleased to report another quarter of strong financial performance, a product of business improvements and favorable conditions for the natural gas pipeline, and disciplined operation of the electric utility,” said Steven E. Moore, OGE Energy chairman, president and CEO. “We’re also pleased to have acquired the McClain power plant and look forward to completing the integration of the plant into our operations. It’s a key step in our business plan, focused on realizing the plant’s dual promise of lower costs for customers and higher earnings for shareowners.”

For the six months ended June 30, OGE Energy reported net income of $49 million, or $0.56 per share, compared with $32 million, or $0.40 per share in the first half of 2003. Operating revenues were $2.2 billion in the first six months of 2004, compared with $1.9 billion in the comparable period in 2003; gross margins were $423 million, up from $412 million in the year-ago period; and operating income was $113 million in the first half of 2004, up from $104 million in the same period of 2003.

Discussion of Second Quarter 2004

OGE Energy reported consolidated operating revenues of $1.2 billion in the second quarter, compared with $0.9 billion a year earlier. The second-quarter gross margin on revenues was $237 million, compared with $231 million in the year-earlier quarter. Operating income was $82 million in the second quarter, compared with $77 million in the year-earlier quarter. Net income was $39 million in the second quarter, compared with $32 million a year ago. The increase was primarily due to higher gross margin on revenues and lower interest expenses.

OG&E reported gross margin on revenues of $168 million in the second quarter, compared with $171 million in the comparable quarter last year. OG&E reported net income of $30 million, compared with $28 million a year ago. The lower margin was more than offset by lower expenses.

Enogex reported gross margin on revenues of $68 million in the second quarter, compared with $60 million in the comparable quarter last year. Net income was $12 million, compared with $8 million in the second quarter of 2003. The gathering and processing business benefited from more favorable contract terms, partially offset by lower fuel recoveries that reduced margins in the transportation and storage business.

“These solid results reflect Enogex’s ongoing business process improvements, well timed in an environment of higher prices and increased drilling activity,” said Peter B. Delaney, OGE Energy executive vice president and chief operating officer.

2004 Outlook

OGE Energy maintained its consolidated earnings guidance for 2004 at $1.60 – $1.70 per share. This guidance is based on continued improvement in financial performance at OG&E and Enogex, with net income of $120 million to $124 million at OG&E and net income of $34 million to $38 million at Enogex. The guidance also is based on a projected loss for the holding company of $13 million to $14 million, and assumes 88.4 million average diluted shares outstanding at year-end.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2004 on Wednesday, Aug. 4, at 8 a.m. CDT. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 728,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; regulatory decisions and other risk factors listed in the Company’s Form 10-K for the year ended December 31, 2003 and other factors described from time to time in the Company’s reports to the Securities and Exchange Commission.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)

Three Months Ended June 30		Six Months Ended June 30
2004	2003	2004	2003
(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$411.5		$357.9		$715.8		$690.5
Natural Gas Pipeline operating revenues	743.9		494.7		1,481.3		1,212.2

Total operating revenues	1,155.4		852.6		2,197.1		1,902.7

COST OF GOODS SOLD
Electric Utility cost of goods sold	230.9		175.8		402.3		379.7
Natural Gas Pipeline cost of goods sold	688.0		446.2		1,371.5		1,110.6

Total cost of goods sold	918.9		622.0		1,773.8		1,490.3

Gross margin on revenues	236.5		230.6		423.3		412.4
Other operation and maintenance	93.1		93.1		184.2		183.4
Depreciation	44.2		43.0		90.2		89.6
Impairment of assets	-	--	1.0		-	--	1.0
Taxes other than income	17.0		16.9		35.7		34.1

OPERATING INCOME	82.2		76.6		113.2		104.3

OTHER INCOME (EXPENSE)
Other income	2.9		0.6		5.7		6.7
Other expense	(1.5)		(0.6)		(3.0)		(3.6)

Net other income	1.4		-	--	2.7		3.1

INTEREST INCOME (EXPENSE)
Interest income	0.5		0.1		0.9		0.3
Interest on long-term debt	(18.9)		(19.2)		(37.1)		(38.2)
Interest on trust preferred securities	-	--	(4.3)		-	--	(8.6)
Interest expense - unconsolidated affiliate	(4.3)		-	--	(8.6)		-	--
Allowance for borrowed funds used during construction	0.2		0.1		0.3		0.4
Interest on short-term debt and other interest charges	(1.0)		(1.7)		(2.1)		(3.5)

Net interest expense	(23.5)		(25.0)		(46.6)		(49.6)

INCOME FROM CONTINUING OPERATIONS
BEFORE TAXES	60.1		51.6		69.3		57.8

INCOME TAX EXPENSE	21.1		19.4		20.5		21.3

INCOME FROM CONTINUING OPERATIONS
BEFORE CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	39.0		32.2		48.8		36.5

DISCONTINUED OPERATIONS
Income from discontinued operations	-	--	-	--	0.7		2.2
Income tax expense	-	--	-	--	0.3		0.9

Income from discontinued operations	-	--	-	--	0.4		1.3

INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	39.0		32.2		49.2		37.8

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
ENERGY TRADING CONTRACTS, NET OF TAX OF $3.7	-	--	-	--	-	--	(5.9)

NET INCOME	$39.0		$32.2		$49.2		$31.9

BASIC AVERAGE COMMON SHARES OUTSTANDING	87.6		79.2		87.6		78.9
DILUTED AVERAGE COMMON SHARES OUTSTANDING	88.2		79.4		88.1		79.2

BASIC AND DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Income from continuing operations	$0.4	4	$0.4	1	$0.5	5	$0.4	6
Income from discontinued operations, net of tax	--	-	--	-	0.0	1	0.0	1
Loss from cumulative effect of accounting change, net of tax	--	-	--	-	--	-	(0.0	7)

NET INCOME	$0.4	4	$0.4	1	$0.5	6	$0.4	0

OGE Energy Corp.
financial and statistical data
(unaudited)

Three Months Ended June 30		Six Months Ended June 30
2004	2003	2004	2003
(In millions)
ELECTRIC UTILITY
Electric revenues
Residential	$151.6	$137.4	$276.6	$265.2
Commercial	106.4	92.8	175.5	170.2
Industrial	88.7	68.7	153.6	138.1
Public authorities	42.2	33.6	71.1	66.3
Sales for resale	13.8	14.7	26.4	28.1
Other	8.6	9.5	12.3	19.8

Total system revenues	411.3	356.7	715.5	687.7
Sales to other utilities	0.2	1.2	0.3	2.8

Total electric revenues	$411.5	$357.9	$715.8	$690.5

Sales of electricity - MWH (a)
Residential	1.8	1.7	3.7	3.7
Commercial	1.4	1.4	2.7	2.7
Industrial	1.7	1.7	3.4	3.3
Public authorities	0.7	0.6	1.3	1.2
Sales for resale	0.4	0.4	0.7	0.8

Total system sales	6.0	5.8	11.8	11.7
Sales to other utilities	---	---	---	0.1

Total electric sales	6.0	5.8	11.8	11.8

Number of customers	729,661	721,304	729,661	721,304

Average cost of energy per KWH (b) - cents
Fuel	3.121	2.292	2.657	2.512
Fuel and purchased power	3.734	2.924	3.356	3.184

Degree days
Heating
Actual	177	180	1,962	2,257
Normal	236	236	2,218	2,199
Cooling
Actual	622	475	640	478
Normal	547	547	555	555

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$775.5	$513.2	$1,524.7	$1,252.8
Operating income	$27.3	$21.6	$53.3	$46.9
Net income	$11.5	$7.7	$24.3	$13.2
Net cash provided from (used in) operating activities	$20.9	$(39.7)	$144.5	$53.0
Capital expenditures from continuing operations	$7.0	$8.4	$15.3	$15.1

New well connects	54	65	117	110

Gathered volumes - TBtu/d (c)	0.98	1.00	1.00	0.99
Incremental transportation volumes - TBtu/d	0.54	0.43	0.47	0.44

Total throughput volumes - TBtu/d	1.52	1.43	1.47	1.43

Natural gas processed - MMcf/d (d)	507	434	490	449

Natural gas liquids produced (keep whole) - million gallons	50	51	103	100
Natural gas liquids produced (POL and fixed-fee) - million gallons	4	4	8	8

Total natural gas liquids produced - million gallons	54	55	111	108

Average sales price per gallon	$0.680	$0.554	$0.669	$0.596

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Million cubic feet per day.